Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Zapata Computing, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zapata Computing, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 2, 2024

We have served as the Company’s auditor since 2020.

ZAPATA COMPUTING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,332	$10,073
Accounts receivable	1,938	1,427
Prepaid expenses and other current assets	323	769

Total current assets	5,593	12,269
Property and equipment, net	156	314
Operating lease right-of-use assets	238	583
Deferred offering costs	1,943	—
Other non-current assets	137	279

Total assets	$8,067	$13,445

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,452	$1,421
Deferred revenue	744	500
Operating lease liability, current	252	353
Accrued expenses and other current liabilities	1,945	3,144

Total current liabilities	9,393	5,418
Operating lease liability, non-current	—	252
Notes payable to related parties, non-current	8,900	—
Non-current liabilities	—	142

Total liabilities	18,293	5,812

Commitments and contingencies (Note 13)
Convertible preferred stock (Series Seed, A, B-1 and B-2), $0.0001 par value; 14,647,823 shares authorized at December 31, 2023 and December 31, 2022; 14,222,580 shares issued and outstanding at December 31, 2023 and December 31, 2022; aggregate liquidation preference of $65,004	64,716	64,716
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,500,000 shares authorized; 5,118,553 and 5,095,831 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	14,633	2,734
Accumulated other comprehensive loss	(49)	(25)
Accumulated deficit	(89,526)	(59,792)

Total stockholders’ deficit	(74,942)	(57,083)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,067	$13,445

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$5,683	$5,166
Cost of revenue	4,582	3,535

Gross profit	1,101	1,631

Operating expenses:
Sales and marketing	5,885	7,286
Research and development	5,915	8,206
General and administrative	7,409	9,527

Total operating expenses	19,209	25,019

Loss from operations	(18,108)	(23,388)

Other income (expense):
Interest income	47	50
Extinguishment of senior notes	(6,864)	—
Change in fair value and loss on issuance of notes	(4,779)	—
Other expense, net	(10)	(57)

Total other expense, net	(11,606)	(7)

Net loss before income taxes	(29,714)	(23,395)
Provision for income taxes	(20)	(53)

Net loss	$(29,734)	$(23,448)

Net loss per share attributable to common stockholders, basic and diluted	$(5.82)	$(4.68)

Weighted-average common shares outstanding, basic and diluted	5,104,642	5,012,722

Net loss	$(29,734)	$(23,448)
Foreign currency translation adjustment	(24)	(16)

Comprehensive loss	$(29,758)	$(23,464)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in Capital	Accumulated Other Comprehensive Loss		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount			Accumulated Deficit
Balances at December 31, 2021	14,222,580	$64,716	4,806,053	$—	$1,514	$(9)	$(36,344)	$(34,839)
Vesting of restricted common stock	—	—	83,333	—	—	—	—	—
Issuance of common stock resulting from exercise of stock options	—	—	206,445	—	280	—	—	280
Stock-based compensation expense	—	—	—	—	940	—	—	940
Cumulative translation adjustment	—	—	—	—	—	(16)	—	(16)
Net loss	—	—	—	—	—	—	(23,448)	(23,448)

Balances at December 31, 2022	14,222,580	64,716	5,095,831	—	2,734	(25)	(59,792)	(57,083)
Issuance of common stock resulting from exercise of stock options	—	—	22,722	—	37	—	—	37
Stock-based compensation expense	—	—	—	—	776	—	—	776
Cumulative translation adjustment	—	—	—	—	—	(24)	—	(24)
Loss on issuance of Senior Secured Notes	—	—	—	—	11,086	—	—	11,086
Net loss	—	—	—	—	—	—	(29,734)	(29,734)

Balances at December 31, 2023	14,222,580	$64,716	5,118,553	$—	$14,633	$(49)	$(89,526)	$(74,942)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(29,734)	$(23,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	164	176
Loss on extinguishment of senior notes	6,864	—
Change in fair value of senior secured notes	4,779	—
Stock-based compensation expense	776	940
Non-cash lease expense	341	271
Changes in operating assets and liabilities:
Accounts receivable	(510)	(456)
Prepaid expenses and other current assets	192	162
Accounts payable	3,511	1,024
Accrued expenses and other current liabilities	(1,038)	937
Deferred revenue	244	(321)
Operating lease liabilities	(352)	(272)

Net cash used in operating activities	(14,763)	(20,987)

Cash flows from investing activities:
Purchases of property and equipment	—	(253)

Net cash used in investing activities	—	(253)

Cash flows from financing activities:
Payments of deferred offering costs	(336)	—
Proceeds from the exercise of stock options	37	280
Proceeds from notes payable to related parties	8,342	—

Net cash provided by financing activities	8,043	280

Effect of exchange rate changes on cash and cash equivalents	(21)	1

Net decrease in cash and cash equivalents	(6,741)	(20,959)
Cash and cash equivalents and restricted cash at beginning of period	10,210	31,169

Cash and cash equivalents and restricted cash at end of period	$3,469	$10,210

Supplemental disclosures
Income taxes paid	$33	$31
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$1,607	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$120
Purchases of property and equipment included in accounts payable and accrued expenses	$7	$—

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

1. Nature of the Business

Zapata Computing, Inc. (“Zapata” or “Company”), a Delaware corporation, was incorporated on November 2, 2017, and is located in Boston, Massachusetts. Zapata has wholly owned subsidiaries located in Canada, Spain, Japan, the United Kingdom as well as Delaware based Zapata Government Services and Massachusetts based Zapata Security Corporation. The Company offers customers Industrial Generative Artificial Intelligence (“AI”) Solutions (as defined below) designed to solve computationally complex problems. These are subscription-based solutions that combine software and services to develop custom industrial generative AI applications. Zapata’s software leverages a broad spectrum of computing resources, including classical, high performance, and quantum computing hardware and, in developing and applying its software tools to specific applications, Zapata uses techniques inspired by quantum physics that can then be applied to the appropriate hardware.

The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its Industrial Generative AI Solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, to achieve profitable operations.

Through the year ended December 31, 2023, the Company has funded its operations primarily with proceeds from sales of Convertible Preferred Stock and issuances of Convertible Notes, each as defined below. The Company has incurred net losses of $29,734 and $23,448 for the years ended December 31, 2023, and 2022, respectively. As of December 31, 2023 and 2022, the Company had an accumulated deficit of $89,526 and $59,792, respectively. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to identify future debt or equity financing and generate profits from its operations. The Company is pursuing all available options for funding, which include seeking public or private investments and funding through its Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 16). There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The accompanying consolidated financial statements reflect the operations of the Company and its wholly- owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include, but are not limited to, revenue recognition, the valuation of the Company’s common stock, Convertible Preferred Stock, and stock-based awards. The Company’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Foreign Currency and Currency Translation

The functional currency for the Company’s wholly owned foreign subsidiaries in Canada, Japan, Spain and the United Kingdom is USD, Japanese Yen, Euro and British Pound, respectively. Assets and liabilities of these subsidiaries are translated into United States dollars (“USD”) at the exchange rate in effect on the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the consolidated statements of convertible preferred stock and stockholders’ deficit as a component of accumulated other comprehensive loss. Adjustments that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in other expense, net in the consolidated statements of operations and comprehensive loss.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. Accounts receivable is presented after consideration of an allowance for credit losses, which is an estimate of amounts that may not be collectible. In determining the amount of the allowance at each reporting date, the Company makes judgments about general economic conditions, historical write-off experience and any specific risks identified in customer collection matters, including the aging of unpaid accounts receivable and changes in customer financial conditions. Account balances are written off after all means of collection are exhausted and the potential for recovery is determined to not be probable. As of December 31, 2023 and 2022, the Company recorded zero allowance for credit losses.

As of December 31, 2023, the Company’s accounts receivable was from three main customers, representing approximately 43%, 31% and 26% of the Company’s total accounts receivable. As of December 31, 2022, the Company’s accounts receivable was from three main customers, representing approximately 37%, 35% and 21% of the Company’s total accounts receivable.

For the year ended December 31, 2023, the Company had four customers that represented greater than 10% of the Company’s total revenue and revenue recognized from these customers represented approximately 35%, 26%, 20% and 17% of total revenue. For the year ended December 31, 2022, the Company had four customers that represented greater than 10% of the Company’s total revenue, and revenue recognized from these customers represented approximately 30%, 27%, 19% and 15% of total revenue.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. As of December 31, 2023, and 2022, the amount of cash equivalents included in cash and cash equivalents totaled $2,693 and $9,763, respectively.

Restricted Cash

Restricted cash consists of cash on deposit to secure a letter of credit totaling $137 as of December 31, 2023, and 2022 that is required to be maintained in connection with the Company’s lease arrangements. The letter of credit is expected to be renewed until the lease expiration in 2024. As of December 31, 2023, and 2022, the Company classified its restricted cash as non-current asset on the consolidated balance sheet based on the release date of the restrictions.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31,
	2023	2022
Cash and cash equivalents	$3,332	$10,073
Restricted cash	137	137

Total cash, cash equivalents and restricted cash	$3,469	$10,210

Deferred Offering Costs

Deferred transaction costs consist of direct legal, accounting and other fees and costs directly attributable to the Company’s Merger, as defined below, with Andretti Acquisition Corp. (“AAC”) (see Notes 15 and 16). The Company capitalized deferred transaction costs prior to the close of the Merger, which are included in deferred offering costs within the consolidated balance sheet as of December 31, 2023. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon the closing (the “Closing”) of the merger with Andretti Acquisition Corp. (the “Merger”). The deferred transaction costs were $1,943 as of December 31, 2023.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The Company’s cash equivalents are carried at fair value in Level 1, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments. The Company’s Senior Notes (see Note 6) are carried at fair value, determined according to level 3 inputs in the fair value hierarchy described above.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life

Costs for capital assets not yet placed into service are capitalized and are depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance that do not improve or extend the life of the respective assets are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized is measured based on the excess of the carrying value of the impaired asset group over its fair value.

For the years ended December 31, 2023, and 2022, the Company did not recognize any impairment losses on long-lived assets.

Leases

Effective on January 1, 2022, the Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheets for all leases with a lease term of greater than twelve months. For all asset classes, the Company has elected to not recognize leases with a lease term of twelve months or less on the balance sheet and will recognize lease payments for such short-term leases as an expense on a straight-line basis.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components are items or activities that transfer a good or service to the lessee, and may include items such as maintenance, utilities, or other operating costs. Upon its adoption of ASC 842, the Company elected to account for the lease and associated non-lease components as a single lease component for all existing classes of underlying assets. Variable costs associated with leases, such as utilities or maintenance costs, are not included in the measurement of ROU assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Finance and operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term and are measured using the discount rate implicit in the lease if readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based upon the available information at the lease commencement date. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. ROU assets are further adjusted for items such as initial direct costs, prepaid rent, or lease incentives. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option.

Convertible Notes

The Company performed an analysis of all of the terms and features of the Senior Notes and the Senior Secured Notes, (collectively, the “Convertible Notes”). The Company elected the Fair Value Option to account for the Senior Notes. The Senior Notes were remeasured at fair value at each balance sheet date until they were converted to Senior Secured Notes (see Note 9). Changes in the fair value of the Senior Notes were recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company elected the option of combining interest expense and the change in fair value as a single line item within the consolidated statements of operations and comprehensive loss. Differences between the fair value of the Senior Notes and the proceeds received were presented within other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company accounts for the Senior Secured Notes at amortized cost, as they were issued at a substantial premium and do not qualify for the Fair Value Option. The Company concluded that the optional conversion features were not required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the Senior Secured Notes are recorded as a debt discount and amortized over the term of the Senior Secured Notes and are recorded in other income (expense), net within the consolidated statements of operations and comprehensive loss using the effective interest method.

Segment Information

The Company manages its business as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker, reviews the Company’s financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. As of December 31, 2023, and 2022, the Company does not have material long-term assets outside the U.S.

Classification of Convertible Preferred Stock

The Company has classified its Convertible Preferred Stock outside of stockholders’ deficit on the Company’s consolidated balance sheets because the holders of such stock have redemption features and certain liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

Capitalization of Software Development Costs

The Company incurred software development costs related to development of its quantum computing platform. Given that the Company may sell the platform both as a service as well as a license, the Company evaluates software development costs to determine the point where technological feasibility is established. The Company has determined that technological feasibility is typically concurrently with the release, and therefore there have not been significant costs capitalized through December 31, 2023. Costs incurred in connection with maintenance and customer support are also expensed as incurred.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Revenue Recognition

Revenue is recognized when the Company satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Performance obligations in contracts represent distinct or separate goods or services that the Company provides to customers.

The Company recognizes revenue using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment for access on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in its hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. The Company’s contracts typically contain fixed-fee transaction prices. The Company determines and records a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration the Company expects to receive. The Company has not recorded any provision for loss contracts at December 31, 2023 or December 31, 2022.

For consulting services, the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts for which, based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

The Company’s balances resulting from contracts with customers include the following:

Contract Acquisition Costs—The Company incurs and pays commissions at the commencement of the contract. The period of the related revenue stream is typically less than one year in duration, and as such, the Company applies the practical expedient to expense the costs in the period in which they were incurred.

The Company capitalizes contract acquisition costs for contracts where the period of the related revenue stream exceeds one year. As of December 31, 2023, 2022 and 2021, capitalized contract acquisition costs of $38, $281, and $84, respectively, were included in prepaid expenses and other current assets and zero, $142, and zero were included in other non-current assets on the consolidated balance sheets, respectively. There was $75 and $275 of amortization of contract acquisition costs recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023, and 2022, respectively.

Accounts Receivable—Accounts receivable represents amounts billed or unbilled to customers that have yet to be collected and represents an unconditional right to receive this consideration from its customers. Account balances are written off against the allowance in the period in which the Company determines that is it probable that the receivable will not be recovered. As of December 31, 2023, and 2022, the Company had zero allowance for doubtful accounts.

Deferred Revenue—Deferred revenue represents payments received for which revenue has not yet been recognized.

Balances from contracts with customers for the year ended December 31, 2023, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$1,341	$600
Unbilled accounts receivable	597	827
Deferred revenue	744	500

All deferred revenue as of December 31, 2022 was recognized as revenue during the year ended December 31, 2023. The increase in deferred revenue is due to increased customer billings for revenue not yet delivered for consulting services and subscriptions relating to timing of satisfaction of the Company’s performance obligations.

Balances from contracts with customers for the year ended December 31, 2022, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$600	$938
Unbilled accounts receivable	827	33
Deferred revenue	500	821

All deferred revenue as of December 31, 2021 was recognized as revenue during the year ended December 31, 2022. All revenue from contracts with customers was generated in the U.S. and was recognized over time during the years ended December 31, 2023 and 2022.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. The Company’s primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to the Company’s information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. The Company allocates these overhead expenses based on headcount, and thus these expenses are reflected in cost of revenue and each operating expense category.

Research and Development Expenses

Research and development expenses consist primarily of expenses and overhead costs incurred in developing new products. The Company expenses all research and development costs as incurred.

Sales and Marketing Expenses

Advertising expenses, which are included in sales and marketing expense in the consolidated statement of operations and comprehensive loss, primarily include promotional expenditures, and are expensed as incurred. The amount incurred for advertising expenses for the years ended December 31, 2023, and 2022 was immaterial.

In addition, sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for the Company’s employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and other related costs, for personnel and consultants in the Company’s executive and finance functions. General and administrative expenses also include professional fees for legal, finance, accounting, intellectual property, auditing, tax and consulting services, travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not otherwise included in research and development expenses or sales and marketing expenses.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, directors and non-employees based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted stock awards using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss plus changes in foreign currency translation for all periods presented.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of December 31, 2023 and 2022.

Emerging Growth Company

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Following the completion of the Merger on March 28, 2024 (see Note 16), the Company qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As a result, the Company’s financial statements may not be comparable to those public companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 became effective for the Company for annual and interim reporting periods beginning after December 15, 2022. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires all public entities, including public entities with a single reportable segment, to provide in interim and annual periods one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures. The guidance in this update is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024. The Company is currently in the process of evaluating the effects of this pronouncement on its related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

3. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

	Fair Value Measurements at December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$2,693	$—	$—	$2,693

	$2,693	$—	$—	$2,693

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$9,763	$—	$—	$9,763

	$9,763	$—	$—	$9,763

Money market funds were valued by the Company based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy. The Company’s Senior Notes were revalued at each remeasurement date prior to extinguishment (see Note 6), using inputs that are generally unobservable and reflect management’s estimates of assumptions that market participants would have used in pricing the liability, which represented Level 3 measurements within the fair value hierarchy. For the years ended December 31, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3.

The following table presents the change in fair value of the Senior Notes for the year ended December 31, 2023:

Amounts
Balance as of December 31, 2022	$—
Proceeds from issuance of Senior Notes	5,625
Change in fair value of Senior Notes	1,260
Extinguishment of Senior Notes	(6,885)

Balance as of December 31, 2023	$—

The Senior Notes were recorded at fair value upon issuance, equal to the cash proceeds received on the issuance date of the Senior Notes. The loss on extinguishment of the Senior Notes was calculated as the fair value of the Senior Notes immediately after the extinguishment less the fair value of the Senior Notes immediately before the extinguishment, and is recorded within other income (expense), net on the consolidated statement of operations and comprehensive loss.

The fair value of the Senior Notes was based on significant inputs not observable in the market, which represented a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the Senior Notes utilized a probability weighted method with a scenario-based valuation analysis, which incorporated assumptions and estimates to value the Senior Notes and the probability and estimated timing of the conversion or repayment of the Senior Notes. The Company assessed these assumptions and estimates at issuance, on a quarterly basis, and at the date of extinguishment of the Senior Notes, December 15, 2023.

The following table presents the assumptions and estimates incorporated into the valuation of the Senior Notes at the initial issuance date and the date of extinguishment of December 15, 2023:

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

	December 15, 2023	Issuance Date
Time to deSPAC closing (in years)	0.16	0.56
Probability of deSPAC closing	90.00%	50.00%
Probability of deSPAC not closing	10.00%	50.00%
Market rate without conversion	32.06%	31.09%
Discount rate	32.10%	15.00%

4. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2023	2022
Computer equipment	$630	$627
Furniture and fixtures	128	128
Leasehold improvement	26	26

	784	781
Less: Accumulated depreciation and amortization	(628)	(467)

Property and equipment, net	$156	$314

Depreciation and amortization expense of property and equipment for the years ended December 31, 2023, and 2022 was $164 and $176, respectively.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2023	2022
Accrued employee compensation and benefits	$263	$705
Accrued professional fees	1,377	1,953
Other	305	486

	$1,945	$3,144

6. Debt

Senior Notes

On June 13, 2023, the Company entered into a senior note purchase agreement with and issued senior promissory notes to certain lenders. Under the agreements, the Company was permitted to issue convertible notes in an aggregate principal amount of up to $20,000 (the “Senior Notes”). The Senior Notes accrued interest at a rate of 20.0% per annum, had a maturity date of June 13, 2024, and could be extended one year from the maturity date at the option of the Company. There were no principal or interest payments due until maturity. On the maturity date, one-fourth of the accrued unpaid interest of the Senior Notes would be payable by the Company in shares of common stock of the Company.

The Company was permitted to prepay the Senior Notes and any accrued interest prior to the maturity date. Upon notice of a prepayment by the Company, each noteholder had the option to (in lieu of receiving the prepayment) convert the portion of their respective note subject to prepayment into shares of common stock of the Company at a price per share equal to the fair market value on the date notice of the prepayment is provided.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Upon a change of control of the Company prior to the maturity date, each noteholder had the option to receive consideration equal to the amount that the noteholder would have received as though their respective note was converted into Series B-2 Convertible Preferred Stock (“Series B-2 Preferred Stock”) effective immediately prior to the change of control. The consideration received would be equal to the quotient obtained by dividing (i) the amount of any accrued and unpaid interest and any principal of each noteholder’s respective note by (ii) the lesser of 0.85 times the original issue price of the Series B-2 Preferred Stock as defined in the Certificate of Incorporation of the Company and $250,000 divided by the Company’s aggregate outstanding shares of common stock on the conversion date (the “Capped Price”).

In the event that the Company completed an equity financing prior to the maturity date in which it sold and issued shares of the Company’s equity securities with gross proceeds exceeding $6,000, each noteholder had the option to convert any accrued and unpaid interest and outstanding principal of their respective note into shares of the newly issued equity securities at a price per share equal to the lesser of (i) 0.85 times the price per share to be paid by the investors in the equity financing and (ii) the Capped Price. Additionally, if the Company consummated an initial public offering (“IPO”) before the maturity date, each Senior Note would automatically convert into shares of common stock equal to the quotient of (i) the amount of any accrued and unpaid interest and any principal of such noteholder’s convertible note outstanding by (ii) the IPO conversion price, which is equal to the lesser of 0.85 times the price per share to be paid by the investors in the IPO and the Capped Price.

In the event of a private investment in public equity (“PIPE”) contemporaneously and in connection with the completion of a business combination between the Company and a special purpose acquisition company (a “De-SPAC Transaction”), while the Senior Notes remain outstanding, the Company would cause the special purpose acquisition company to agree in writing with each noteholder to permit its convertible note to be surrendered and exchanged at the closing of the PIPE for shares of capital stock of the surviving company (“Pubco”) at the lesser of (i) 0.85 times the price per share to be paid by the PIPE subscribers and (ii) the Capped Price. In the event the De-SPAC Transaction does not include a PIPE, while the Convertible Notes remain outstanding, the Company would cause the special purpose acquisition company to enter into a written agreement with each noteholder to permit its Senior Note to be surrendered and exchanged at the closing of the De-SPAC Transaction for shares of capital stock of Pubco at the lesser of (i) 0.85 times the price per share to be paid by the investors in the special purpose acquisition company’s IPO and (ii) the Capped Price.

Senior Secured Notes

On December 15, 2023, the Company entered into a Security Agreement and Senior Secured Note Purchase Agreement (collectively, the “Senior Secured Notes Agreements”) with new and existing noteholders. Under the Senior Secured Notes Agreements, the Company was authorized to issue convertible notes (the “Senior Secured Notes”) in an aggregate principal amount of up to $14,375 and offered to exchange its outstanding Senior Notes for Senior Secured Notes. The Senior Secured Notes accrue interest at a compound rate of 15.0% per annum and mature on December 15, 2026. The Senior Secured Notes Agreements allowed existing noteholders the option to surrender their existing Senior Notes in exchange for Senior Secured Notes of an equal aggregate principal amount plus accrued and unpaid interest. All existing holders of Senior Notes exercised this option. The total principal and accrued interest of Senior Notes exchanged amounted to $5,625 and $557, respectively. The Company determined that the exchange is a debt extinguishment, and recorded a loss on the Senior Notes of $6,864, which was calculated as the fair value of the Senior Notes immediately after the exchange less their fair value immediately before the exchange. The loss on extinguishment of the Senior Notes was recorded within other income (expense), net within the consolidated statement of operations and comprehensive loss.

As of December 31, 2023, the Company had issued Senior Secured Notes with an aggregate principal value of $9,057, comprised of $6,182 from the conversion of the Senior Notes and $2,875 of newly issued Senior Secured Notes. The Senior Secured Notes were issued at a substantial premium. Accordingly, the Company accounted for the Senior Secured Notes under the amortized cost model. The premium associated with the Senior Secured Notes, which was recorded as a loss on the issuance date of $11,086 was recorded within other income (expense) and as additional paid-in capital.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

From the issuance date of the Senior Secured Notes through December 31, 2023, the Company recognized $63 in interest expense, which is recorded in other income (expense), net within the consolidated statement of operations and comprehensive loss. Debt issuance costs incurred in connection with the Senior Secured Notes were $157 and were accounted for as a discount.

7.	Convertible Preferred Stock

The Company has issued Series Seed Preferred Stock (“Series Seed Preferred Stock”), Series A Preferred Stock (“Series A Preferred Stock”), Series B-1 Preferred Stock and Series B-2 Preferred Stock (the “Series B Preferred Stock” and, together with the Series Seed Preferred Stock and Series A Preferred Stock, the “Convertible Preferred Stock”).

As of December 31, 2023 and 2022, the authorized, issued, and outstanding Convertible Preferred Stock and their principal terms were as follows:

		December 31, 2023 and 2022
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	$0.0001	2,163,527	2,163,527	$5,380	$5,443	2,163,527
Series A Preferred Stock	0.0001	4,785,883	4,785,883	21,417	21,626	4,785,883
Series B-1 Preferred Stock	0.0001	6,264,714	5,839,471	30,587	30,760	5,839,471
Series B-2 Preferred Stock	0.0001	1,433,699	1,433,699	7,332	7,175	1,433,699

		14,647,823	14,222,580	$64,716	$65,004	14,222,580

In August 2020, the Company issued 7,273,170 shares of Series B Preferred Stock. This consisted of 5,839,471 shares of Series B-1 Preferred Stock at a purchase price of $5.2676 per share for cash proceeds of $30,760. The issuance also included the conversion of a total of $7,175 in convertible debt and accrued interest for 1,433,699 shares of Series B-2 Preferred Stock. The Company incurred issuance costs of $216, which were recorded as a reduction of the carrying amount of Series B-1 Preferred Stock.

As of December 31, 2023 and 2022, the holders of the Convertible Preferred Stock have the following rights and preferences:

Voting Rights—The holders of Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A Preferred stock are entitled to elect one member of the Company’s Board of Directors, holders of the Series B Preferred Stock are entitled to elect one member of the Company’s Board of Directors, the holders of Convertible Preferred Stock, voting together, are entitled to elect two members of the Company’s Board of Directors, and the holders of the common stock are entitled to elect two members of the Company’s Board of Directors.

Dividends—The Convertible Preferred Stock has the right to receive dividends only when, as and if declared by the Company’s Board of Directors. No dividends have been declared through December 31, 2023.

Redemption—The Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock are not redeemable.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Liquidation—In the event of liquidation, dissolution or winding up of the Company, the Convertible Preferred Stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $2.516 per share for Series Seed, $4.5187 per share for Series A, $5.2676 per share for Series B-1, and $5.0042 per share for Series B-2 as adjusted for certain events, plus any declared or accrued and unpaid dividends. If upon such liquidation, dissolution, winding up or deemed liquidation event, the assets of the Company available for distribution to it stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After such distributions have been made, the remaining assets available for distribution shall be distributed among the common stockholders on a pro rata basis based upon the number of shares held by each common stockholder.

Conversion—Each share of Series Seed Preferred Stock, Series A Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock is convertible into one share of common stock based on a conversion price of $2.516, $4.5187, $5.2676, and $5.0042 per share, respectively, adjustable for certain dilutive events. Conversion is at the option of the holder. The Convertible Preferred Stock converts automatically upon the closing of an initial public offering resulting in net proceeds of at least $50,000 or upon the decision of the holders of at least fifty percent of the outstanding Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock.

8.	Common Stock

As of December 31, 2023 and 2022, the Company has 23,500,000 shares of $0.0001 par value common stock authorized. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above and as designated by resolution of the Board of Directors. Each share of common stock entitles the holder to one vote, together with the holders of the Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the preferential dividend rights of Convertible Preferred Stock.

As of December 31, 2023, the Company has reserved 3,583,937 shares of its common stock to provide for exercise of outstanding stock options, and the future issuance of common stock options and restricted stock awards under the 2018 Stock Incentive Plan and 14,222,580 at December 31, 2023, and 2022 to provide for the potential conversion of shares of Convertible Preferred Stock into common stock.

9.	Stock-Based Compensation

2018 Equity Incentive Plan

In 2018, the Board of Directors adopted the 2018 Stock Incentive Plan (the “2018 Plan”). Under the terms of the 2018 Plan, incentive stock options may be granted to employees of the Company and nonqualified stock options, or restricted stock awards may be granted to directors, consultants, employees and officers of the Company. The exercise price of stock options cannot be less than the fair value of the Company’s common stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.

The total number of shares of common stock designated for issuance under the 2018 Plan was 4,439,478 as of December 31, 2023, and 2022. As of December 31, 2023, and 2022, there were 216,167 and 170,276 shares, respectively, remaining available for future grants under the 2018 Plan. Shares of unused common stock underlying any stock-based awards that are forfeited, canceled, or reacquired by the Company prior to vesting will again be available for the grant of awards under the 2018 Plan.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Stock Option Valuation

The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by management with consideration to a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted:

	Year Ended December 31,
	2023	2022
Fair value per share of underlying common stock	$3.39	$5.26
Risk-free interest rate	4.19% - 4.23%	1.61% - 2.95%
Expected term (in years)	5.31 - 6.02	5.74 - 6.08
Expected volatility	48.99% - 49.59%	47.94% - 49.25%
Expected dividend yield	0%	0%

Stock Options

Stock option activity under the 2018 Plan during the year ended December 31, 2023, is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2022	3,436,383	$2.25	7.87	$10,337
Granted	679,000	3.47
Exercised	(22,722)	1.66
Forfeited and expired	(724,891)	3.76

Balance at December 31, 2023	3,367,770	$2.18	6.98	$4,489

Options vested and exercisable at December 31, 2023	2,259,808	$1.77	6.21	$3,841
Options vested and expected to vest at December 31, 2023	3,367,770	$2.18	6.98	$4,489

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

All stock options granted have time-based vesting conditions and vest over a four-year period. The weighted-average grant-date fair value of stock options granted for the years ended December 31, 2023, and 2022 was $1.70 and $2.58 per share, respectively. As of December 31, 2023, there was $1,341 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 1.74 years.

Restricted Common Stock

The Company may grant nonvested restricted common stock to employees, directors, and consultants with or without cash consideration. These grants contain certain restrictions on the sale of the shares. Nonvested restricted common stock are not considered issued or outstanding for accounting purposes until they vest. Upon termination of the relationship with a holder of such shares, the Company has the right to repurchase the nonvested restricted common stock shares at the price paid by the holder or, if there was no consideration, a price per share defined in the agreement.

The nonvested restricted common stock were issued during the year ended December 31, 2017, at the then current fair value. Amounts paid for nonvested restricted common stock is recorded as a liability until such shares vest. During the year ended December 31, 2022, all of the unvested restricted shares outstanding became fully vested. There was no nonvested restricted common stock at December 31, 2022 or December 31, 2023.

Stock-Based Compensation

The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted common stock in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2023	2022
Research and development	$147	$241
Sales and marketing	124	196
General and administrative	455	468
Cost of revenue	50	35

	$776	$940

10.	Leases

Operating leases

As a lessee, the Company leases certain office spaces under non-cancelable operating leases located in the United States and Canada.

The following table sets forth information about the Company’s operating lease costs for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Operating lease cost	$388	$343
Short-term lease cost	9	56

Total lease costs	$397	$399

There were no variable lease costs for the years ended December 31, 2023 and 2022.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The following table sets forth supplemental information about the leases for the year ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of operating liabilities	$400	$347
Right-of-use assets obtained in exchange for new operating lease liabilities	—	120
Weighted-average remaining lease term – operating leases	0.70	1.60
Weighted-average discount rate – operating leases	11.41%	11.55%

The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2023:

Fiscal Year	Amount
2024	$261
Thereafter	—

Total future minimum lease payments	261
Less: imputed interest	(9)

Present value of lease liabilities	$252

11. Income Taxes

The components of (loss) income before provision for income taxes for the years ended December 31, 2023 and December 31, 2022 were:

	Year Ended December 31,
	2023	2022
United States	$(29,823)	$(23,561)
Foreign	109	166

Loss before income taxes	$(29,714)	$(23,395)

The components of the provision for income taxes are as follows:

	December 31,
	2023	2022
Current tax provision
Federal	$—	$—
State	—	—
Foreign	20	53

Total current tax provision	20	53
Deferred tax provision
Federal	—	—
Foreign	—	—

Total deferred tax provision	—	—

Total provision for income taxes	$20	$53

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate for each reporting period is as follows:

	December 31,
	2023	2022
Income at U.S. statutory rate	$(6,272)	$(4,822)
State taxes, net of federal benefit	(497)	(738)
Foreign rate differential	6	10
Change in valuation allowance	4,289	6,085
Permanent differences	2,600	98
Tax credits	(166)	(214)
Other	60	(366)

Total provision for income taxes	$20	$53

The provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes. The differences primarily result from changes in valuation allowance.

Deferred income taxes reflect impact of carryforwards and temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The carryforwards and temporary differences, which give rise to a significant portion of the Company’s deferred tax asset as of December 31, 2023 and December 31, 2022, are as follows:

	Year Ended December 31,
	2023	2022
Deferred tax assets:
Federal and state net operating loss carryforwards	$15,264	$11,940
Research and development credits	551	331
Depreciation and amortization	20	17
Section 174 capitalized research and development	2,887	2,018
Lease liability	51	128
Other	204	421

Total deferred tax assets	18,977	14,855
Deferred tax liabilities:
Right of use asset	(49)	(123)
Other	(9)	(102)

Total deferred tax liabilities	(58)	(225)

Less: Valuation allowance	(18,919)	(14,630)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2023 and December 31, 2022, the Company is in a net deferred tax asset position before valuation allowance. The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient future taxable income. In assessing the realization of the deferred tax assets, the Company considers whether deferred tax assets will not be realized. The Company considers projected future taxable income, scheduled reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. As of December 31, 2023 and December 31, 2022, the Company has considered all available evidence, both positive and negative, and determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2023 and 2022. The change in the valuation allowance for years ended December 31, 2023 and 2022 was an increase of $4,289 and $6,085, respectively.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

As of December 31, 2023, the Company had federal net operating loss carryforwards totaling $62,138, which are available to reduce the Company’s future taxes and have an unlimited carryforward period. The Company had an immaterial amount of net operating losses generated prior to 2018 that expire in 2037. As of December 31, 2023, the Company had state net operating loss carryforwards totaling $37,692. As of December 31, 2023 and 2022, the Company had federal research and development tax credits of $345 and $186, respectively that generally expire at various dates through 2038. As of December 31, 2023 and 2022, the Company had state research and development tax credits of $261 and $184 that generally expire at various dates through 2038.

The future realization of the net operating loss carryforwards may be limited by the change in ownership rules under Section 382 of the Internal Revenue Code (“Section 382”). Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforward before utilization.

The Company files income tax returns in the U.S. federal tax jurisdiction and in various state and foreign jurisdictions in which it operates and is therefore subject to tax examination by various taxing authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, foreign, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service or any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits as of December 31, 2023 and 2022.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements following a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. As of December 31, 2023 and 2022, the Company has not identified any uncertain tax positions. The Company will recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2023, no interest or penalties have been accrued.

12. Retirement Plan

The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The Company’s 401(k) Plan covers all eligible employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. Employees of the Company may participate in the 401(k) plan immediately upon hiring, as there are no age or service requirements. The Company does not match employee contributions.

13. Commitments and Contingencies

License and Collaboration Agreements

During 2018, the Company entered into an exclusive patent license agreement (the “license agreement”), with a term that continued unless terminated by the Company or the licensor. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, the Company issued shares of its common stock to the licensor representing four percent of the Company’s capital stock on a fully diluted basis.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The license agreement obligated the Company to pay fixed annual license maintenance fees of $100 for the year ended December 31, 2022, and $100 per year thereafter until the Company or the licensor terminates the license.

The license agreement obligated the Company to pay fixed milestone payments upon the achievement of certain sales thresholds. The payments total $150, and the maximum sales threshold is $25,000. The Company did not trigger any payments to the licensor during the years ended December 31, 2023, and 2022.

The license agreement obligated the Company to pay a royalty calculated as two percent of net sales. The license agreement also requires the Company to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. The Company paid zero in royalties during the years ended December 31, 2023, and 2022. On February 10, 2023, the Company terminated the license agreement by written notice to the licensor. Subsequent to the termination of the license agreement, all licensing rights held by the Company were forfeited to the licensor. The Company did not owe any accrued obligations or payments to the licensor after the license agreement was terminated.

Andretti Agreements

On February 10, 2022, the Company entered into a sponsorship agreement for marketing services to be provided by Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Global”). The total commitment under the sponsorship agreement is $8,000 and is due and payable over the period of February 2022 through July 2024. Through December 31, 2023, the Company has paid $3,500 under the agreement and for the years ended December 31, 2023 and 2022, the Company recorded $2,783 and $2,435 respectively, in sales and marketing expense related to the sponsorship agreement. There was $1,500 included in accounts payable as of December 31, 2023 related to the sponsorship agreement. The remaining commitment of $3,000 will be due and payable from January to July 2024.

Advisory Agreement

On September 13, 2023, the Company entered into an agreement with a third party for advisory services to be provided in connection with a merger or similar transactions. Pursuant to the agreement, in the event of a merger with a special purpose acquisition company in which gross cash raised in the merger is below $40,000 the Company is obligated to pay the third party a cash fee of $750 at the closing date of such transaction and cause to be issued to the third party common stock of the special purpose acquisition company in an amount equal to $500. In March 2024, the payment terms were amended to provide for a cash fee of $1,250, to be paid by the issuance of a Senior Secured Note with a principal amount of $1,000 and the remaining $250 in six monthly installments in cash of $42 per month commencing on May 15, 2024. The Senior Secured Note issued to the third party has the same terms as the Senior Secured Notes issued to other noteholders. Additionally, in the event of an offering of securities by the Company, the third party is entitled to a cash placement fee equal to 5% of the aggregate purchase price paid by each purchaser of securities sold to investors introduced to the Company by the third party.

14. Net Loss per Share

The Company applies the two-class method when computing net income (loss) per share attributable to common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all income (loss) for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Basic net loss per share available to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share available to common shareholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, Convertible Preferred Stock and outstanding stock options to purchase common shares were considered common stock equivalents but had been excluded from the calculation of diluted net loss per share available to common shareholders as their effect was anti-dilutive. In periods in which the Company reports a net loss available to common shareholders, diluted net loss per share available to common shareholders is the same as basic net loss per share available to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net loss available to common shareholders for the years ended December 31, 2023, and 2022.

The following table sets forth the computation of net loss per common share:

	Year Ended December 31,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(29,734)	$(23,448)

Denominator:
Weighted-average common shares outstanding, basic and diluted	5,104,642	5,012,722

Net loss per share attributable to common stockholders, basic and diluted	$(5.82)	$(4.68)

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Convertible preferred stock (as converted to common stock)	14,222,580	14,222,580
Stock options to purchase common stock	3,367,770	3,436,383

	17,590,350	17,658,963

15. Related Party Transactions

The Company’s Chief Executive Officer and member of the Company’s Board of Directors, as well as the Company’s Chief Technology Officer, entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement on August 31, 2020. This agreement provides for customary rights of first refusal and co-sale related to certain sales of Zapata capital stock. This agreement will terminate upon the Closing of the Merger.

A member of the Board of Directors of the Company at December 31, 2023 also provides consulting services to the Company. For the years ended December 31, 2023 and 2022, the Company remitted fees of $62 and $62 to the member of its Board of Directors for these services. Additionally, a former member of the Company’s Board of Directors that left the Board of Directors in January 2023 also provided consulting services to the Company. The amount of fees that the Company remitted to the former member of its Board of Directors for the services rendered during the years ended December 31, 2023 and 2022 was immaterial. There was zero due from related parties as of December 31, 2023 and 2022 and an immaterial amount and zero of payables due to related parties as of December 31, 2023 and 2022, respectively.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

On June 13, 2023, the Company issued two Senior Notes with respective principal amounts of $500 to each of two greater than 5% stockholders of the Company. On June 28, 2023, the Company approved the appointment of a new member of its Board of Directors. The Company issued a Senior Note with a principal amount of $500 to this member on July 2, 2023. In December 2023, all outstanding Senior Notes were canceled and reissued as Senior Secured Notes (see Note 6).

Entrance into Business Combination Agreement

On September 6, 2023, the Company entered into a business combination agreement with Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“AAC”) and Tigre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AAC (“Merger Sub”) to effectuate a business combination between AAC and the Company. Pursuant to the proposed terms in the business combination agreement, immediately prior to the Closing of the Merger, AAC will change its jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation, changing its name to Zapata Computing Holdings Inc. At the effective time of the business combination, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of AAC. The parent company following completion of the business combination is referred to as the “Surviving Company”.

Subject to the terms of the business combination agreement, the existing shareholders of the Company will receive new shares of the combined company (the “New Company Common Stock”) and AAC holders of common stock will exchange their securities of AAC for shares of New Company Common Stock in the Domestication (as defined below). At the effective time of the Merger, the existing stockholders of the Company will be entitled to receive shares of New Company Common Stock and all holders of options to purchase shares of Zapata common stock will be entitled to receive options to purchase New Company Common Stock on the same terms and conditions as were applicable to such Zapata option holders immediately prior to the effective time. The aggregate value of the consideration that holders of Zapata securities collectively shall be entitled to receive in the Merger shall not exceed $200,000, with each share of New Company Common Stock valued at $10.00 per share. In addition, the holders of the Senior Secured Notes may elect to exchange their notes for shares of New Company Common Stock in accordance with their terms.

One of AAC’s affiliates, Andretti Global, has preexisting contractual relationships with the Company. In February 2022, Andretti Global entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with the Company (see Note 13), both of which expire on December 31, 2024. For the years ended December 31, 2023 and 2022, the Company recorded $1,733 and $1,534, respectively, in revenue related to the enterprise solution subscription agreement. Andretti Global also entered into a managed service agreement with the Company in October 2022. For the years ended December 31, 2023 and 2022, the Company recorded $245 and zero, respectively, in revenue related to the enterprise managed service agreement. For the years ended December 31, 2023 and 2022, the Company recorded $2,783 and $2,435, respectively, in sales and marketing expense related to the sponsorship agreement. The Company recognizes expense for the agreement over the period of service and will recognize $2,783 for year ending December 31, 2024. The remaining committed future payments under the sponsorship agreement at December 31, 2023 include $1,500 in accounts payable at December 31, 2023 and payments of $3,000 due from January to July 2024. The Company considered that these agreements were executed prior to the business combination agreement and were not executed in contemplation of the business combination. Accordingly, Andretti Global is not considered a related party prior to the consummation of the Merger with AAC.

16. Subsequent Events

The Company has evaluated all events subsequent to December 31, 2023 and through April 2, 2024, which represents the date these consolidated financial statements were available to be issued.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Issuance of Senior Secured Notes

From January through March 2024, the Company issued $7,150 in aggregate principal amount of Senior Secured Notes, the terms of which are described in Note 6, which includes two Senior Secured Notes with an aggregate principal amount of $1,150 that were issued to third party advisors in lieu of cash payment for services rendered to the Company related to the Merger. Refer to Note 13 and “Capital Markets Advisory Agreements” below.

Sponsorship Agreement

On March 28, 2024, the Company entered into a sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The agreement expires on December 31, 2024. Subject to the agreement, the Company has committed to make payments under the sponsorship agreement in an amount totaling $1,000, due from July to November 2024.

Enterprise Solution Subscription Agreement

On March 28, 2024, the Company entered into an Order Form under the February 2022 enterprise solution subscription agreement with Andretti Global. Pursuant to the agreement, Andretti Global agreed to pay the Company a total of $1,000 from August to December 2024, subject to the Company’s payment of the sponsorship fee to Andretti Autosport 1, LLC described above.

Convertible Notes Due to Related Parties

Pursuant to a Deferred Payment Agreement dated as of March 28, 2024, the Surviving Company amended the terms of its convertible notes due to related parties. Pursuant to the amended terms, $326 of the accrued interest outstanding at the Closing of the Merger was paid from the funds available in the trust account at Closing. The aggregate principal balance of the convertible notes plus accrued interest through the Closing of the Merger of $2,518 was deferred at Closing and is due in monthly installments (including interest accruing from the Closing of the Merger though the payment date) beginning thirty days following the effectiveness of the Surviving Company’s registration statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park (the “Registration Statement”). The balance will be payable over twelve month term (including interest accruing from the Closing of the Merger though the payment date). The convertible notes bear interest at a rate of 4.5% per annum.

Collaborative Research Agreement

On February 12, 2024, the Company entered into a collaborative research agreement with a third party, pursuant to which the Company and the third party will partner to develop a quantum generative AI application and a hybrid solver over a three-month term. The Company will lead the development of the application. Following the completion of the initial three-month term, the third party will host the quantum generative AI application on its cloud service and provide support services for a period of 24 months. The Company has agreed to make payments in an aggregate amount equal to $2,063 to the third party over the agreement term as consideration for services rendered pursuant to the agreement. The third party contributed $1,000 to the project in the form of a Senior Secured Note, which it did not elect to convert into New Company Common Stock upon the Closing of the Merger and remains outstanding.

Business Combination

On March 28, 2024, the Company completed its planned Merger with AAC (see Note 15), pursuant to which the Company became a wholly owned subsidiary of AAC. In connection with the Merger, AAC filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the state of Delaware, under which AAC was domesticated and continues as a Delaware corporation (the “Domestication”), changing its name to Zapata Computing Holdings Inc. Holders of AAC ordinary shares received shares of New Company Common Stock in the Domestication. At the effective time of the Merger, existing shareholders of the Company received shares of New Company Common Stock in exchange for their respective securities held immediately prior to the consummation of the Merger. Upon the consummation of the Merger, the holders of certain outstanding Senior Secured Notes elected to convert their

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

notes and accrued interest thereon into shares of New Company Common Stock in accordance with their terms. For accounting purposes, the Merger was accounted for as a reverse recapitalization whereby the Company was treated as the accounting acquirer and AAC was treated as the acquired company. On April 1, 2024, in connection with the consummation of the Merger, the New Company Common Stock was listed on the Nasdaq Global Market and the Public Warrants were listed on the Nasdaq Capital Market under the new trading symbols “ZPTA” and “ZPTAW,” respectively. Costs paid by the Company at Closing related to the Merger were $7,227 and will be treated as issuance costs and netted against additional paid-in-capital in the condensed consolidated balance sheet of Zapata Computing Holdings Inc. at the Closing of the Merger. With the Closing of the Merger, the holders of shares of Zapata Common Stock and Zapata Preferred Stock received an aggregate of 17,696,425 shares of New Company Common Stock, and holders of Zapata Options received options to purchase an aggregate of 3,016,409 shares of New Company Common Stock. Additionally, Senior Secured Notes representing outstanding aggregate principal and accrued interest of $14,661 were exchanged for 3,257,876 shares of New Company Common Stock at a conversion price of $4.50 per share. Following the Closing, $2,000 in aggregate principal amount of Senior Secured Notes remain outstanding.

In contemplation of the Merger, AAC, the Company, the Sponsor, the Sponsor Co-Investor and certain directors entered into a sponsor support agreement. The Sponsor, the Sponsor Co-Investor and directors own an aggregate of 5,750,000 Class B ordinary shares of AAC (the “Sponsor Shares”), of which 1,005,000 shares are not subject to any vesting or forfeiture provisions under the sponsor support agreement. The remaining 4,745,000 Class B ordinary shares are subject to vesting and forfeiture provisions such that in the event that the Closing Available Cash, as defined in the business combination agreement, is an amount equal to $10,000 or less, then 30% of the Sponsor Shares, or 1,423,500 shares, will be unvested and subject to forfeiture. At the Closing of the Merger, the Closing Available Cash was more than $10,000 but less than $25,000, and accordingly, 1,129,630 shares of Sponsor Shares are subject to forfeiture (the “Unvested Shares”).

All Unvested Shares will become vested if, within three years of the Closing, the volume-weighted average price of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Surviving Company. If neither of these events occur within three years of the Closing, then the Unvested Shares will be forfeited.

Marketing Services Agreement

On February 9, 2024, AAC entered into a marketing services agreement with a third party to promote investor engagement, pursuant to which AAC agreed to pay the third party in shares of New Company Common Stock with a value of $300 upon the Closing of the Merger. In connection with the Closing of the Merger, the Company issued 30,706 shares of New Company Common Stock to the third party.

Capital Markets Advisory Agreements

In March 2024, the Company entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10,000, for a term of 60 days from the execution of the placement agent agreement. The Company agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds received by the Company from investors introduced by the third party directly to the Company (the “Financing Proceeds”). The cash fee was payable from the Company within 7 business days following the Company’s receipt of proceeds from any investors introduced by the third party. In addition, the Company agreed to issue a number of shares of New Company Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the Closing. The Company made cash payments in an aggregate amount equal to $123 in connection with the receipt of the Financing Proceeds and issued 11,666 shares of New Company Common Stock upon the Closing.

On February 9, 2024, AAC and the Company entered into a capital markets advisory agreement with a third party pursuant to which the Company agreed to pay the third party i) $300 for capital markets advisory services provided related to the Merger, and ii) $150 for services provided related to the benefit of the holders of AAC and Zapata securities. On March 27, 2024, AAC and the Company agreed to issue to the third party a Senior Secured Note in the principal aggregate amount of $150 immediately prior to the Closing of the Merger for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of New Company Common Stock at the Closing of the Merger.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

On February 9, 2024, AAC and the Company entered into an engagement letter with an additional third party, which was amended on February 27, 2024, pursuant to which the third party will continue to act as a non-exclusive capital markets advisor to the Company until the date that is eighteen months following the Closing of the Merger (the “Term”). The Company agreed to pay the third party a cash fee of $1,800, payable by the Surviving Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 and the effectiveness of the Registration Statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park, with $300 of such payment waivable if the Surviving Company voluntarily prepays $1,500 to the third party prior to December 31, 2024. Notwithstanding the foregoing, Zapata will pay the full $1,800 upon consummation of a financing of $15,000 or more (not including sales under the Purchase Agreement or similar financing) during the Term.

On September 13, 2023, the Company entered into a capital markets advisory agreement with an additional third party, pursuant to which the Company agreed to pay (i) $1,250 for capital markets advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through the Merger was below $40,000, in lieu of making a cash payment of $1,250 for capital market advisory services at Closing, the Company agreed to pay $750 in cash at Closing and $500 worth of shares of New Company Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the Closing. On March 20, 2024, the capital markets advisory agreement was amended, pursuant to which, the Company agreed to pay six monthly installments in cash of $42 per month commencing on May 15, 2024 and issue the Senior Secured Note of $1,000. The third party did not convert the Senior Secured Note into shares of New Company Common Stock upon the Closing. The Company recognized a loss associated with the amendment to the capital markets advisory engagement letter of $292.

On July 4, 2023, AAC entered into an engagement letter with an additional third party, pursuant to which the third party acted as capital markets advisor to AAC in connection with the Merger. The Company became a party to this agreement upon completion of the Merger. AAC agreed to pay the third party a fee of (i) $500 in cash payable upon the Closing of the Merger, plus (ii) $1,000 in New Company Common Stock, payable 180 days after the Closing of the Merger plus (iii) $1,000 payable in either cash or New Company Common Stock, payable 270 calendar days following the completion of the Merger. On March 25, 2024, AAC and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6,457 and reimbursement of out-of-pocket expenses of $11, which were paid out of the trust account upon the Closing of the Merger.

Legal Services Fees

In connection with the Merger, the Company incurred $4,040 of deferred legal fees to be paid to its legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in the historical audited condensed financial statements as of and for the year ended December 31, 2023. On March 26, 2024, the Company entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3,700, of which $370 was paid in cash upon the Closing of the Merger and the remaining balance will be paid in equal monthly installments of $278 per month for each of the twelve months following the Closing of the Merger and the effective date of the Surviving Company’s Registration Statement.

Lincoln Park Purchase Agreement

On December 19, 2023, AAC and the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from the Surviving Company, at the option of the Surviving Company, an aggregate of up to $75,000 of shares of New Company Common Stock from time to time over a 36-month period following the Closing of the Merger, subject to certain limitations

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

contained in the Purchase Agreement including, but not limited to, the filing and effectiveness of a registration statement covering shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement. In accordance with the Purchase Agreement, the Company must pay Lincoln Park a commitment fee of $1,688 as follows: (i) on the business day prior to the filing of the registration statement covering the resale of the shares of New Company Common Stock issued or issuable under the Lincoln Park Purchase Agreement, $563 in shares of New Company Common Stock and (ii) the Surviving Company may elect to pay the remaining $1,125 amount of the Commitment Fee in either cash or shares of New Company Common Stock, with any shares issuable on the business day prior to the filing of the Registration Statement and any cash due within 90 days of the closing date. The shares to be issued as payment for the commission fee are referred to herein as the “Commitment Shares.”

In connection with the Purchase Agreement, AAC and the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which the Surviving Company will file a registration statement covering the shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement (including the Commitment Shares) with the SEC within 45 days following the Closing of the Merger.

Consulting Agreement

On February 16, 2021, AAC entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the Closing of the Merger, the Company incurred fees of $200 for services rendered under the consulting agreement. On March 25, 2024, the Company amended the consulting agreement, pursuant to which it agreed to pay a total of $200 in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of New Company Common Stock pursuant to the Lincoln Park Purchase Agreement or (ii) June 30, 2024.

Forward Purchase Agreement

On March 25, 2024, AAC and the Company entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia”), pursuant to which Sandia purchased, from the open market, 1,000,000 shares of Class A ordinary shares of AAC immediately preceding the Closing of the Merger (the “Recycled Shares”) and the Company issued to Sandia 500,000 shares of New Company Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”).

Pursuant to the Forward Purchase Agreement, at the Closing of the Merger, the Surviving Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the trust account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the trust account at the Closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then outstanding shares held by Sandia upon the Valuation Date, such date being two years from the Closing of the Merger, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Surviving Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Surviving Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Surviving Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Surviving Company may at its election pay the Settlement Amount Adjustment to Sandia in shares of New Company Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided, that in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Surviving Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Surviving Company shall be entitled to an amount from the third party, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as defined below) on the date of notice.

As of the Closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of New Company Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of New Company Common Stock or securities of the Surviving Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of New Company Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Surviving Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Surviving Company reimbursed Sandia $60 at the Closing for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and (b) $50 in expenses incurred in connection with the acquisition of the Recycled Shares. The Surviving Company will also pay to the third party a quarterly fee of $5 payable at the Closing of the Merger in consideration of certain legal and administrative obligations in connection with this transaction.